Exhibit 99.1

Rogers Corporation Appoints Megan Faust and
Keith Larson to its Board of Directors

Chandler, Arizona, December 3, 2020: Rogers Corporation (NYSE:ROG) announced today that its Board of Directors appointed Megan Faust and Keith Larson to serve as members of the Company’s Board.

“We are very pleased to welcome Megan and Keith to our Board of Directors,” said Peter Wallace, Lead Director of Rogers Corporation. “Megan is an active financial executive in technology manufacturing and Keith has extensive corporate development expertise in the technology space, so both are well aligned with our current operational model and strategic growth priorities. We look forward to working with both Megan and Keith on Rogers’ future success.”

Megan Faust is currently Executive Vice President and Chief Financial Officer of Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of outsourced semiconductor packaging and test services. She joined Amkor in 2005 and became Chief Financial Officer in 2016, after serving six years as its Corporate Controller. Before that, Ms. Faust served as an auditor with KPMG LLP for 10 years. Ms. Faust brings to the Board experience as an active senior executive in corporate finance and accounting in a global technology manufacturing company.

Keith Larson served as a Vice President of Intel Corporation (NASDAQ:INTC) and Senior Managing Director of Intel Capital, Intel’s strategic investment and M&A group, until his retirement in April 2019. He joined Intel in 1996, was appointed Vice President in 2006, and served as a Managing Director of Intel Capital from 2004 to 2018. Mr. Larson is currently a director of Northwest Pipe Co. (NASDAQ:NWPX). Mr. Larson brings to the Board experience as a senior executive in strategic planning and corporate development in a large multinational, technology-oriented public company as well as his experience in corporate governance.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable the company’s growth drivers -- advanced connectivity and advanced mobility applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Media Contact:
Amy Kweder
Director, Corporate Communications
Phone: 480.203.0058
Email: amy.kweder@rogerscorporation.com

Investor Contact:
Steve Haymore
Director, Investor Relations
Phone: 480.917.6026
Email: stephen.haymore@rogerscorporation.com

Website address: https://www.rogerscorp.com
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